Exhibit 4

                         PROGRESS FINANCIAL CORPORATION

                           RESTRICTED STOCK AWARD PLAN

                      As Adopted by the Board of Directors

                        Effective as of February 17, 1999


                  1. Purpose. Progress Financial Corporation, a Delaware corporation (the "Company"), hereby adopts, by action of its Board of Directors (the "Board"), the Progress Financial Corporation Restricted Stock Award Plan (the "Plan"). The Plan is intended provide equity based compensation to certain employees of Progress Financial Resources, Inc., a Delaware Corporation (the "Subsidiary"), a wholly owned subsidiary of the Company, in connection with providing such employees (who were not previously employees of either the Subsidiary or of the Company) with an incentive and inducement to agree to work for the Subsidiary, and to provide such employees with an incentive to remain as employees of the Subsidiary and to devote themselves to the future success of both the Subsidiary and the Company, by providing such employees with an opportunity to acquire a proprietary interest in the Company through the transfer or issuance of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), subject to certain conditions and restrictions.

                  2.Definitions.Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

                  "Award" shall mean a transfer of Shares made pursuant to the terms of the Plan.

                  "Award Agreement" shall mean the agreement between the Company and a Grantee with respect to an Award made pursuant to the Plan.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Committee" shall have the meaning set forth in Section 3 of the Plan.

                  "Company" means Progress Financial Corporation, a Delaware corporation.

                  "Compensation Plan and Agreement" means that certain Compensation Plan and Agreement, dated November 5, 1998, by and among the Company, the Subsidiary, Adam Sherman, Don Antonacio, Dave Fleisher, Sam Jacobs and Andy McIlhenny, as amended.

                  "Disability" shall have the meaning set forth in Section 22(e)(3) of the Code.

                  "Employee" means an employee of the Subsidiary.

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                  "Grantee"  shall  mean a  person  to whom an  Award  has  been granted pursuant to the Plan.

                  "Management Unit" shall mean Adam Sherman, Sam Jacobs, Don Antonacio, Dave Fleisher and Andy McIlhenny.

                  "Share" means a share of Common Stock granted pursuant to an Award under the Plan. Shares granted under the Plan may be issued from authorized and unissued Common Stock or Common Stock held in or hereafter acquired for the treasury of the Company.

                  3. Administration of the Plan. The Board shall administer the Plan; provided, however, that the Board may delegate all or a portion of its responsibilities with respect to the Plan to a committee or committees composed of its designees to operate and administer the Plan with respect to all or a designated portion of the participants. Any such committee designated by the Board, or the Board itself in its administrative capacity with respect to the Plan, is referred to as the "Committee."

                           (a)Meetings.The Committee shall hold meetings at such
times and places as it may determine, shall keep minutes of its meetings, and shall adopt,amend and revoke such rules or procedures as it may deem proper; provided, however, that it may take action only upon the agreement of a majority of the whole Committee. Any action which the Committee shall take through a written instrument signed by a majority of its members shall be as effective as though it had been taken at a meeting duly called and held.

                           (b)      Exculpation.  No member of the Board or the
Committee shall be personally liable for monetary damages for any action taken or any failure to take any action in connection with the administration of the Plan or the granting of Awards under the Plan, provided that this Subsection 3(b) shall not apply to (i) any breach of such member's duty of loyalty to the Company, the Subsidiary, or the Company's stockholders,
ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law,(iii)acts or omissions that would result in liability under applicable law, and (iv)any transaction from which the member derived an improper personal benefit.

                           (c)      Indemnification.Each member of the Committee
shall be entitled, without further act on his part, to indemnity from the Company and limitation of liability to the fullest extent provided by applicable law and by the Company's Certificate of Incorporation and/or By-laws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of any Award thereunder in which he or she may be involved by reason of his or her being or having been a member of the Committee, whether or not he or she continues to be such member of the Committee at the time of the action, suit or proceeding.


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                           (d)Interpretation. The Committee shall have the power
and authority to interpret the Plan and to adopt rules and regulations for its administration that are not inconsistent with the express terms of the Plan. Any such actions by the Committee shall be final, binding and conclusive on all parties in interest.

                  4.Shares Subject to Plan.77,500 Shares shall be available, in the aggregate, for all grants made under the Plan. In the event any Shares are forfeited by a Grantee, such Shares shall be available for subsequent grants consistent with the terms of the Plan.

                  5. Term of the Plan. The Plan is effective as of February 9, 1999, the date as of which it was adopted by the Company (the "Effective Date"), and shall continue in effect until the tenth anniversary of the Effective Date, unless sooner terminated by the Company or by the Committee. Termination of the Plan shall not affect any Awards previously granted and such Awards shall remain valid and in effect until they have fully vested, are surrendered or are forfeited. Notwithstanding anything contained herein to the contrary, in the event the Compensation Plan and Agreement is terminated due to a failure of conditions precedent to be satisfied by January 20, 1999, the Plan shall be terminated on such date, and any Awards made under the Plan shall be null and void.

                  6. Terms and Conditions of Awards. Awards granted pursuant to the Plan shall be evidenced by written Award Agreements in such form as the Committee shall from time to time approve, which Award Agreements shall comply with and be subject to the following terms and conditions and such other terms and conditions which the Committee shall from time to time require which are not inconsistent with the terms of the Plan and of the Compensation Plan and Agreement.

                           (a)Number of Shares.Each Award Agreement shall state
the number of Shares to which it pertains. Awards shall be granted to Employees as provided in the Compensation Plan and Agreement.

                           (b)Purchase Price. No purchase price shall be
applicable to the Awards granted hereunder.

                           (c)Grant.Stock certificates evidencing Shares granted
pursuant to an Award shall be issued in the sole name of the Grantee. The Committee may require an acknowledgment by the Grantee of the restrictions on sale or other disposition of the shares granted pursuant to the Award, and an acknowledgment of such other terms or conditions and of any limitations or requirements that may be imposed under applicable law.

                           (d)Restrictions and Forfeiture.  Except as may be
otherwise provided, at the Committee's discretion, in an Award Agreement or as set forth in a Grantee's employment agreement: Shares granted pursuant to an Award under the Plan may not be sold, transferred or otherwise disposed of prior to the vesting date; and Shares that have not vested shall be immediately forfeited to the Company upon the Grantee's termination of employment with the Subsidiary.Any such Shares that have been forfeited by a Grantee shall, however,


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not be immediately  forfeited,  but rather shall be  reallocated,  in the event that within five days after such termination the Management Unit has requested in writing that such Shares be reallocated to another employee or employees of the Subsidiary as directed in the writing and the Committee consents to such reallocation (which consent may be withheld in the sole discretion of the Committee). If Shares have been transferred to the Grantee, the Grantee shall be required to surrender and deliver to the Company the certificates evidencing those Shares that have not vested as of the date such Grantee terminates employment. The Committee, in its discretion, may defer the transfer of certificates for Shares until such time as the Shares are vested. Cash dividend distributions made with respect to Shares shall be distributed to the Grantee of such Shares whether or not vested. Other distributions shall be subject to the same restrictions and conditions as are applicable to the Shares and any such distributions may, at the discretion of the Committee, be held in escrow until the Shares on which the distribution was made become vested. Stock certificates evidencing Shares shall bear a legend to the effect that the Common Stock evidenced thereby is subject to conveyance to the Company in accordance with the terms applicable to such Shares under an Award made pursuant to the Plan and that the Shares may not be sold, transferred or otherwise disposed of.

                           (e)Vesting and Lapse of Restrictions.Except as may be
otherwise provided, at the Committee's discretion, in an Award Agreement or as set forth in a Grantee's employment agreement, the Shares granted to a Grantee pursuant to an Award shall vest, shall become nonforfeitable and shall cease to be subject to the restrictions on transfer or other disposition in five equal annual installments, with the first installment becoming vested on the first anniversary of the later of the date of grant or the date of the Grantee's commencement of employment with the Company, and with each of the
remaining four annual   installments   becoming   vested  on the second through
the fifth anniversaries of such date. Once Shares have become vested, the Company shall cause certificates without the legend referring to the applicable restrictions and forfeiture of the Shares (but with any other legends that may be appropriate) evidencing the Shares covered by the Award to be issued to the Grantee upon the Grantee's request and, if applicable, upon the Grantee's surrender to the Company of the legended certificates previously issued for such Shares.

                           (f)Rights as Stockholder. Upon the grant of an Award,
the Grantee shall have all of the rights of a stockholder with respect to the Shares covered thereby, including the right to vote the Shares and receive all dividends and other distributions paid or made with respect thereto, except to the extent otherwise provided herein or in the Award Agreement.

                  7. Adjustments for Capital Changes. The aggregate number of shares of Common Stock available for issuance under this Plan and the number of Shares granted to the Grantee shall be proportionally adjusted for any increase or decrease in the total number of outstanding shares of Common Stock issued subsequent to the effective date of this Plan resulting from a split, subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend, or other increase or decrease in such shares effected without receipt or payment of consideration by the Company. If, upon a merger, consolidation, reorganization, liquidation, recapitalization or the like of the Company, the shares of the Company's Common Stock shall be exchanged for other securities of the Company or of another corporation, each


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recipient  of an Award  shall be  entitled,  subject  to the  conditions  herein stated, to acquire such amount of other securities of the Company or such other corporation as were exchangeable for the number of shares of Common Stock of the Company which such Grantees would have been entitled to acquire except for such action.

                  8. Amendment of the Plan. The Board of Directors of the Company may amend the Plan from time to time in such manner as it may deem advisable. No amendment to the Plan shall, however, adversely affect any outstanding Award without the consent of the Grantee.

                  9. No Commitment to Retain. The grant of an Award pursuant to the Plan shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company or any Affiliate to retain the Grantee as an employee of the Subsidiary or in any other capacity.

                  10. Withholding of Taxes. In connection with any event relating to an Award, the Company shall have the right to require the recipient to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Shares. The Company's obligations under the Plan shall be conditioned on the Grantee's compliance, to the Company's satisfaction, with any withholding requirement.

                  11. Governing Law.This Plan shall be construed under the laws of the State of Delaware.


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